UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2005
LEAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11311	13-3386776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI		48034
(Address of principal executive offices)		(Zip Code)
(248) 447-1500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURE

Section 8 — Other Events
Item 8.01 Other Events.
Lear has obtained commitments from two of its lenders under its $1.7 billion primary credit facility (the “Primary Credit Facility”) to provide an aggregate of $300 million under a proposed 18-month term loan facility (the “Proposed Term Loan Facility”), subject to various conditions. Proceeds from the Proposed Term Loan Facility would be used to create additional excess liquidity in light of the payoff at maturity of Lear’s $600 million 7.96% senior notes in May 2005, Lear’s reduced operating cash flows and cash charges associated with its restructuring actions. The Proposed Term Loan Facility is scheduled to be consummated in the third quarter of 2005, but no assurance may be given that it will be consummated on the terms contemplated or at all.
Lear is also in the process of seeking an amendment (the “Amendment”) to the Primary Credit Facility to obtain the consent of the lenders to permit Lear to enter into the Proposed Term Loan Facility and provide for the pledge of the capital stock of certain of Lear’s material subsidiaries to secure Lear’s obligations under the Primary Credit Facility and the Proposed Term Loan Facility. The proposed Amendment would also provide greater flexibility to the Company by adjusting the leverage ratio covenant for the third quarter of 2005 through the first quarter of 2006. While the Amendment is expected to be effective shortly, no assurance may be given that the Amendment will be consummated on the terms contemplated or at all.

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEAR CORPORATION, a Delaware corporation
Date: August 1, 2005	By:	/s/ David C. Wajsgras
	Name:	David C. Wajsgras
	Title:	Senior Vice President and Chief Financial Officer

3